Exhibit 10.5.3

EXECUTIVE EMPLOYMENT AGREEMENT

Mesa Laboratories, Inc.

This Executive Employment Agreement (the “Agreement”) is entered into on September 29, 2021 (the “Effective Date”) by and between Mesa Laboratories, Inc. (the “Company”) and Greg DiNoia (“Executive”).

1.    Employment of Executive; Position and Duties. As of the Effective Date, Executive shall be employed by the Company as Senior Vice President of Commercial Operations, on the terms and conditions provided herein. Executive shall have the duties, roles and responsibilities customarily assigned to the Senior Vice President of Commercial Operations of a public company or as otherwise assigned by the Chief Executive Officer and shall report to the Chief Executive Officer. Executive agrees to devote his full business time and attention and best efforts to the duties of this position.

2.    Effective Date and Term of Employment. This Agreement shall commence and be effective as of the Effective Date and shall be of indefinite term unless terminated pursuant to the provisions hereof. The period during which this Agreement is effective is referred to as the “Term of Employment”.

3.    Definitions. As used in this Agreement:

(a)    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Cause” means

(i)     conviction of a felony or a crime of comparable magnitude under applicable law;

(ii)    willful and continued gross neglect of duties;

(iii)    despite warnings and counseling, repeated willful failure to follow lawful instructions of the Executive’s supervisor that is, or reasonably could be, significantly injurious to the Company;

(iv)    any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities and intended to result in personal enrichment to Executive at the significant expense of the Company, commission of an act of fraud or theft at the significant expense of the Company, or intentional and significant falsification of Company records;

(v)     willful misconduct which significantly impairs the interests of the Company or its reputation;

(vi)     any direct violation by Executive of the Company’s anti-harassment or anti-discrimination policies, as set forth in the employee handbook or code of conduct or ethics, as each may be amended from time to time; or

(vii)    Executive’s direct and unapproved violation of the Company’s code of conduct or ethics, as it may be amended from time to time which significantly impairs the interests of the Company (i.e., sections of the code of conduct or ethics other than anti-harassment or anti-discrimination sections, which are addressed in (vi) above).

(d)    “Change of Control” shall have the meaning set forth in the Mesa Laboratories, Inc. 2021 Equity Incentive Plan, as may be amended from time to time.

If the occurrence of a Change of Control is a payment event for compensation that is “non-qualified deferred compensation” subject to Code Section 409A, then a Change of Control will be deemed to have occurred only if the transaction is also a “change in ownership” or “change in effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5).

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Company” means Mesa Laboratories, Inc., a Colorado corporation, and any successor as provided in Section 18 hereof.

(g)   “Disability” means incapacity due to illness or other physical or mental disability of the Executive, resulting in the Executive’s inability to perform the essential functions of the position, with or without reasonable accommodations for more than 180 calendar days in the aggregate during any 365-day period. Any uncertainty or dispute regarding the existence of a Disability will be determined by the Compensation Committee of the Board.

(h)   “Good Reason” means the occurrence of one of the following without Executive’s express written consent: (i) a material reduction of Executive’s duties, position or responsibilities, or Executive’s removal from such position and responsibilities, unless Executive is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a reduction by the Company in Executive’s total compensation and benefits (except for any change to Annual Cash Bonus performance determination) as in effect immediately prior to such reduction, unless all of the Company’s executive officers are required to accept a similar reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, unless all of the Company’s executive officers are required to accept a similar reduction; (iv) Executive is forced to relocate his office by more than 50 miles, (v) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 18, (vi) any reduction in Executive’s total compensation and benefits following a Change of Control; and (vii) Company materially breaches its obligations hereunder and fails to cure such breach within 30 days after receipt of written notice thereof given by Executive; provided, however, that the Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of the agreement on which the Executive relies) to the Company of the existence of any condition described in any one of the subparagraphs (i), (ii), (iii), (iv), (v), (vi), and (vii) within 90 days of the Executive’s knowledge of the initial existence of such condition, and the Company has not cured the condition within 90 days of the receipt of such notice.

(i)    “Termination Date” means the date on which Executive’s Term of Employment ends.

4.    Executive’s Compensation. Executive’s compensation shall include the following:

(a)    Annual Base Salary. Executive’s annual base salary at the beginning of the Term of Employment shall be $341,285, payable in accordance with the Company’s normal payroll practices for its executive officers (“Base Salary”). The Base Salary may be increased or decreased from time to time at the discretion of the Compensation Committee of the Board.

(b)    Annual Cash Incentive Payment. Executive shall be eligible to participate in the Company’s annual executive cash incentive plan as in effect from time to time, with the opportunity to receive an annual award each fiscal year of the Company pursuant the terms and conditions of such plan and subject to the achievement of performance targets set by the Compensation Committee of the Board (“Annual Cash Bonus”). Such Annual Cash Bonus shall be paid in no event later than the 15th day of the third month following the end of the Company’s taxable year to which the Annual Cash Bonus relates.

(c)    Equity Awards. During the Term of Employment, at times as determined by the Compensation Committee of the Board, Executive may be granted stock options, restricted stock units, performance shares or units, stock appreciation rights or other equity awards (collectively referred to as “equity awards”) under the Company’s equity incentive plan (“Equity Plan”) as in effect from time to time. The number and type of equity awards granted, the vesting schedule, the grant price, the term, and the terms and conditions of the equity awards will be determined by the Compensation Committee of the Board, and as defined in separate equity award agreements (“Award Agreement”).

(d)    Fringe Benefits and Expense Reimbursement. During the Term of Employment, Executive shall be eligible to receive benefits and perquisites of employment similar to those as have been customarily provided to the Company’s other executive officers, including but not limited to health insurance coverage, 401(k) matching benefits, short-term and long-term disability benefits and life insurance, in each case in accordance with the plan documents or policies that govern such benefits. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.

(e)    Reservation of Rights. The Company reserves in its sole discretion the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in this Section at any time without recourse by Executive so long as such action is taken with respect to the Company’s executives generally.

5.    Termination of Employment. Executive’s employment with the Company may be terminated for a variety of reasons, as described below. Following termination, Executive and Company will be bound by all provisions of this Agreement.

(a)    Disability. The Company may terminate the Executive’s employment by delivering a Notice of Termination (as defined in Section 6 below) to the Executive upon the Executive’s Disability.

(b)    Death. The Executive’s employment shall be terminated automatically as of the date of the Executive’s death.

(c)    Cause. The Company may terminate the Executive’s employment for Cause at any time by delivering a Notice of Termination (as defined in Section 6 below); provided however, that the cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive if he so desires, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists.

(d)    Without Cause. The Company may terminate the Executive’s employment without Cause upon 90 days prior written notice, by delivery to the Executive of a Notice of Termination (as defined in Section 6 below). The Company reserves the right to accelerate the Termination Date; provided, however, any acceleration shall not remove or limit the Company’s obligation to compensate Executive for the entire 90-day notice period, nor otherwise reduce Company’s obligations under this Agreement that would be incurred had the Termination Date not been accelerated.

(e)    Good Reason. Executive may terminate employment with the Company for Good Reason (as defined above) by delivering to the Company a Notice of Termination (as defined in Section 6 below) after the Company’s failure to cure the condition giving rise to Good Reason and not less than 30 days prior to the date of termination. The Company shall have the option of terminating the Executive’s duties and responsibilities prior to the expiration of such notice period. Any termination of employment by Executive for Good Reason pursuant to this section must occur no later than the date that is 210 days following the occurrence of the initial existence of the condition giving rise to the termination right.

(f)    Without Good Reason. Executive may resign from employment without Good Reason at any time by providing the Company a Notice of Termination effective upon 90 days’ prior written notice to the Board. During the 90-day notice period, Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use his best efforts to effectuate a smooth and effective transition to whomever will replace Executive if so identified during such 90-day notice period. The Company reserves the right to accelerate the Termination Date; provided, however, any acceleration by the Company shall not remove or limit the Company’s obligation to compensate Executive for the entire 90-day notice period, nor otherwise reduce Company’s obligations under this Agreement that would be incurred had the Termination Date not been accelerated.

(g)    Normal Retirement. Executive may retire from employment at any time on or after attaining age 65 and providing 90 days’ Notice of Termination to the Company (“Normal Retirement”).

6.    Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the effective date of Executive’s termination of employment.

7.    Compensation Upon Termination. Upon termination of the Executive’s employment during the Term, Executive shall be entitled to the applicable benefits as set forth in this Section (subject to receiving a Release from Executive in accordance with Section 7(g)).

(a)    Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, the Company shall pay or provide to the Executive:

(i)   the accrued compensation and benefit items set forth below (the items in 7(a)(i)(A) – (D) being collectively referred to as the “Accrued Compensation”):

(A)     any accrued and unpaid Base Salary, payable on the next payroll date (or such sooner date as may be required by law);

(B)    any Annual Cash Bonus earned but unpaid in respect of any completed fiscal year preceding the Termination Date, payable at the time Annual Cash Bonus is paid to other executives of the Company, but in no event later than the 15th day of the third month following the end of the Company’s taxable year to which the Annual Cash Bonus relates;

(C)    reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, which amount shall be reimbursed within 30 days of the Company’s receipt of proper documentation from the Executive;

(D)    any vested amount or benefit as provided under any benefit plan or program in accordance with the terms thereof; and

(ii)   any vested equity awards that are options will be exercisable for the lesser of (i) two days after the Termination Date, or (ii) the expiration of the maximum stated term of the option.

(b)    Termination by Executive Voluntarily Without Good Reason. If the Executive terminates employment without Good Reason (other than pursuant to a Normal Retirement), the Company shall pay or provide to Executive:

(i)    the Accrued Compensation;

(ii)   the following benefits with respect to equity incentive awards:

(A)    any vested options will be exercisable for the lesser of (i) 90 days after the Termination Date, or (ii) the expiration of the maximum stated term of the option; and

(B)    any performance-based award that is based on the attainment of one or more performance goals set forth in the Award Agreement in addition to time-vesting criteria (“Performance-Based Awards”) (for the avoidance of doubt, “time-vested equity awards” are not Performance-Based Awards) (A) that were held by the Executive for less than 12 months shall terminate and be forfeited immediately after termination on the Termination Date, and (B) that were held by the Executive for more than 12 months shall vest immediately on the Termination Date as to service requirements, and to the extent the performance period is not yet complete, shall be retained on a pro rata basis based on the number of whole and partial calendar months of service during the performance period through the Termination Date and shall be deemed to have been earned at the lesser of target level or actual performance as determined at the end of the performance period in accordance with the applicable Award Agreement. All Performance-Based Awards shall be settled and paid to the Executive at the time set forth in the applicable Award Agreement as if employment did not terminate, subject to any delay for “specified employees” that may be required in accordance with Section 9, below.

(c)    Termination by the Company for Death or Disability. If the Executive’s employment is terminated by the Company for death or Disability, the Company shall pay the Executive:

(i)    the Accrued Compensation;

(ii)    the following cash separation benefits:

(A)    an amount in cash, which amount shall be payable in a lump sum payment within 60 days following such termination, equal to one times the sum of (x) Base Salary plus (B) Target Bonus;

(B)    an amount equal to the Annual Cash Bonus that the Executive would have been entitled to receive in respect of the fiscal year in which the Termination Date occurs, had the Executive continued in employment until the end of such fiscal year, which amount, determined based on the greater of actual performance or an assumed achievement of all relevant performance goals at the target level for such year relative to the applicable performance goals shall be multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the Termination Date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”) and shall be payable at the time Annual Cash Bonus is paid to other executives of the Company as if employment did not terminate, but in no event later than the date set forth in Section 4(b);

(iii)    the following benefits with respect to equity incentive awards:

(A)         all unvested time-vested equity awards held by the Executive on the Termination Date shall vest immediately as to service requirements on the Termination Date, all service-based restrictions thereon shall lapse, and any Performance-Based Awards for which the performance period is not yet complete shall be deemed to have been earned at the higher of target level or actual performance as determined at the end of the performance period in accordance with the applicable Award Agreement; provided, that for any Performance-Based Award that was outstanding as of the Effective Date and for which the performance period is not yet complete, actual performance shall be determined on the Termination Date (using pro-rated metrics to account for the truncated performance period) in the event of the Executive’s death. All equity awards that are options (i.e., all of them -- those that vest on the Termination Date, and those that vested previously), will be exercisable for their full remaining original term under the applicable Award Agreement. Time-vested restricted stock units outstanding as of the Effective Date shall be settled within 60 days of the Termination Date. Time-vested equity awards other than options granted after the Effective Date shall be settled at the time set forth in the applicable Award Agreement. In the event of the Executive’s death, all Performance-Based Awards that were outstanding as of the Effective Date shall be settled and paid within 90 days of the Executive’s death, and any Performance-Based Awards that are granted after the Effective Date shall be settled and paid to the Executive at the time set forth in the applicable Award Agreement as if employment did not terminate. In the event of the Executive’s Disability, Performance-Based Awards shall be settled and paid to the Executive at the time set forth in the applicable Award Agreement as if employment did not terminate, subject to any delay for “specified employees” that may be required in accordance with Section 9, below; and

(B)         an additional cash amount equal to 24 times the excess of (A) the monthly COBRA premium in effect under the Company’s health, dental and vision plans applicable to the Executive and his dependents, less (B) the monthly premium cost for active employees, to be paid in a lump sum within 60 days after the Termination Date. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company’s payment of COBRA-calculated amounts hereunder.

(d)    Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with a Change of Control. If the Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of the Executive’s Disability or death) or by the Executive for Good Reason, in either case other than where such termination would entitle the Executive to the benefits provided in Section 7(e) of this Agreement, then, the Executive shall be entitled to the benefits provided in this Section 7(d):

(i)    the Accrued Compensation;

(ii)    the following cash separation benefits:

(A)    an amount in cash, which amount shall be payable in a lump sum payment within 60 days following such termination, equal to one times the sum of (x) Base Salary plus (B) the Target Bonus;

(B)    the Pro-Rata Bonus, which amount shall be payable in a lump sum payment at the same time as paid to the Company’s other executives as if employment did not terminate, but in no event later than the date set forth in Section 4(b).

(iii)    the following benefits with respect to equity incentive awards:

(A)    all unvested time-vested equity awards held by the Executive that have an original stated full vesting period of more than three years shall vest immediately on the Termination Date, all restrictions thereon shall lapse, and any such equity awards that are options will be exercisable for their full remaining original term set forth in the applicable Award Agreement;

(B)    all unvested equity awards held by the Executive that (A) have an original stated vesting period of three years or less, and (B) are due to vest in the 12 months after the Termination Date shall vest immediately on the Termination Date as to service requirements, all service-based restrictions thereon shall lapse, and any Performance-Based Awards for which the performance period is not yet complete shall be deemed to have been earned at the higher of target level or actual performance as determined at the end of the performance period in accordance with the applicable Award Agreement. Time-vested restricted stock units outstanding as of the Effective Date shall be settled within 60 days of the Termination Date. Time-vested equity awards other than options granted after the Effective Date shall be settled at the time set forth in the applicable Award Agreement. Any such equity awards that are Performance-Based Awards shall be settled and paid to the Executive at the time set forth in the applicable Award Agreement as if employment did not terminate, subject to any delay for “specified employees” that may be required in accordance with Section 9, below. Any unvested equity awards held by the Executive that (A) have an original award period of three years or less, and (B) are not due to vest in the 12 months after the Termination Date shall terminate and be forfeited immediately after termination on the Termination Date, unless otherwise provided by the applicable Award Agreement;

(C)    any equity awards that are options, including those that vest on the Termination Date under Section 7(d)(iii)(A), will be exercisable for 14 months after the Termination Date. For the avoidance of doubt, the additional 14 months exercise period shall not extend beyond the option’s expiration as set forth in the applicable Award Agreement (i.e., if the option has a 6-year term, the 14 months may not extend the option term to be 7 years); and

(iv)    an additional cash amount equal to 24 times the excess of (A) the monthly COBRA premium in effect under the Company’s health, dental and vision plans applicable to the Executive and his dependents, less (B) the monthly premium cost for active employees, to be paid in a lump sum within 60 days after the Termination Date. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company’s payment of COBRA-calculated amounts hereunder.

(e)    Termination by the Company Without Cause or by the Executive for Good Reason in Connection with a Change of Control. If the Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of the Executive’s Disability or death) or by the Executive for Good Reason within three months before, or within 24 months following, the date of a Change of Control, then, in lieu of the amounts due under Section 7(d) above of this Agreement, the Executive shall be entitled to the benefits provided in this Section 7(e):

(i)    the Accrued Compensation;

(ii)    the following cash separation benefits:

(A)    an amount in cash equal to two times the sum of (x) Base Salary plus (B) the Target Bonus, which amount shall be payable in a lump sum payment within 60 days following such termination; provided, however, that if the Termination Date is more than 60 days prior to the date of the Change in Control, then an amount equal to one times the sum of (x) Base Salary plus (B) the Target Bonus shall be payable within 60 days following such termination, with the remainder to be paid within five (5) days following the Change of Control;

(B)    the Pro-Rata Bonus, which amount shall be payable in a lump sum payment at the same time as paid to the Company’s other executives as if employment did not terminate, but in no event later than the date set forth in Section 4(b) and

(iii)     an additional cash amount equal to 24 times the excess of (A) the monthly COBRA premium in effect under the Company’s health, dental and vision plans applicable to the Executive and his dependents, less (B) the monthly premium cost for active employees, to be paid in a lump sum within 60 days after the Termination Date. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company’s payment of COBRA-calculated amounts hereunder.

(f)    Termination by the Executive for Normal Retirement. If the Executive’s employment by the Company shall be terminated pursuant to a Normal Retirement, the Executive shall be entitled to the benefits provided in this Section 7(f):

(i)    the Accrued Compensation;

(ii)    the Pro-Rata Bonus, which amount shall be payable in a lump sum payment at the same time as paid to the Company’s other executives as if employment did not terminate, but in no event later than the date set forth in Section 4(b); and

(iii)    all unvested equity awards held by the Executive shall continue to vest as set forth in the applicable Award Agreement, and any Performance-Based Awards for which the performance period is not yet complete shall be deemed to have been earned at actual performance as determined at the end of the performance period in accordance with the applicable Award Agreement. All equity awards that are options (i.e., all of them -- those that vest upon Normal Retirement, and those that vested previously) will be exercisable beginning on their scheduled vesting dates and will remain exercisable thereafter for their full remaining original term as set forth in the Award Agreement. All time-vested equity awards shall be settled at the time set forth in the applicable Award Agreement as if employment did not terminate. All Performance-Based Awards shall be settled and paid at the time set forth in the applicable Award Agreement as if employment did not terminate, subject to any delay for “specified employees” that may be required in accordance with Section 9, below.

(g)         Requirement of Release. Notwithstanding anything in this Agreement to the contrary, except as prohibited by law, the Executive’s entitlement to any compensation, benefits, or equity vesting under Section 7 of this Agreement (other than the Accrued Compensation) shall be contingent upon the Executive signing and not revoking a full release of claims substantially in the form of Appendix I attached here to and included in this Agreement (“Release”), which Release shall not be executed by Executive earlier than the Termination Date and must become binding and irrevocable no later than sixty (60) days following the Termination Date. Failure to satisfy the release requirement shall result in the forfeiture in full of all compensation, benefits or equity vesting to which the Executive would otherwise be entitled under Section 7. Any equity award for which vesting is contingent upon satisfaction of the release requirement set forth in this Section 7(g) shall remain outstanding (but shall not vest or otherwise be paid) following the Termination Date for such period as is necessary to allow satisfaction of the release requirement, notwithstanding any contrary term in any Award Agreement. Any cash separation benefits that are contingent upon satisfaction of the release requirement set forth in this Section 7(g) and that would otherwise be paid prior to satisfaction of such requirement shall instead be withheld and paid in a lump sum within five (5) days of the release requirement being satisfied.

8.    Change of Control. If a Change of Control occurs, all unvested equity awards held by the Executive shall vest immediately, all restrictions thereon shall lapse, and any Performance-Based Awards for which the performance period is not yet complete shall be deemed to have been earned at the higher of target level or actual performance through the date of the Change of Control, based on the performance metrics set forth in the applicable Award Agreement (with metrics adjusted to account for the truncated performance period). All equity awards that are options (i.e., all of them -- those that vest upon Change of Control, and those that vested previously) that are assumed, substituted or otherwise continued as part of the Change in Control transaction will be exercisable for their full remaining term under the applicable Award Agreement; provided, however, that nothing in this Section 8 shall prohibit the Company from providing for the expiration of cash-out of option awards as part of the Change in Control transaction. All time-vested equity awards other than options shall be settled as soon as reasonably practicable and in all events within ten (10) days of the Change in Control. All Performance-Based Awards (i.e., all of them -- those that vest upon Change of Control, and those that vested previously) shall be settled and paid to the Executive as soon as administratively practicable and in all events within 60 days after the Change of Control.

9.    Compliance with Section 409A. All compensation and benefits provided by this Agreement is intended to comply with or be exempt from Section 409A of the Code and this Agreement shall be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s termination from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are “non-qualified deferred compensation” subject to Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six months following the Executive’s termination from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company shall pay any such delayed amounts in a lump sum at such time. If, in order to comply with Section 409A of the Code and Treas. Reg. §1.409A-3(f), some or all of the payments described in this Agreement are required to be paid in installments, then such amounts shall be paid in such installments rather than in a lump sum. If any payments or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits may be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent permissible under Section 409A of the Code, each payment hereunder required to be made in installments shall be deemed a series of separate payments, and each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. In no event shall the Company have any liability to the Executive for any taxes, penalties or interest that may be applied to the payments or benefits provided hereunder because of the application of Section 409A of the Code to such payments or benefits.

10.    Section 280G Payments. Notwithstanding anything herein to the contrary, to the extent that any severance pay, cash incentive, stock option, restricted stock, RSUs, or other equity awards or benefits paid to, distributed to, or vested in the Executive pursuant to this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the “280G Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 10 would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income or excise taxes (including the excise tax imposed by Section 4999) results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or a portion of such benefits may be taxable under Section 4999 of the Code.

All calculations required by this Section 10 shall be made in good faith by the Company or such third party designated by the Company. Such calculations shall be provided to the Executive in writing as soon as practicable and shall be subject to the Executive’s review and comment, which the Company shall consider in good faith. Following the Executive’s comment, such calculations shall be conclusive and binding on the Parties for purposes of this Section 10. Notwithstanding the foregoing, if the calculations indicate that the Executive’s 280G Payments would be reduced pursuant to the preceding paragraph, the Executive may elect that an independent third party jointly designated by the Executive and the Company verify the calculations. If the Executive and the Company cannot agree on an independent third party, each shall designate an independent third party and the two designated parties shall choose a third party. The third party’s calculations shall be provided to the Executive and the Company in writing as soon as practicable and shall be subject to the Executive’s and Company’s review and comment, which the third party shall consider in good faith. Following the Executive’s and Company’s comment, such third-party calculations shall be conclusive and binding on the Parties for purposes of this Section 10.

The reduction in any 280G Payments, if applicable, shall be effected in the following order: (i) any cash payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (ii) any equity awards that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (iii) any cash payments that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), in order of the cash payments with the largest 280G Payment value; (iv) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest 280G Payment value; (v) acceleration of vesting of any equity award subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) that is not a stock option, in order of the equity tranches with the largest 280G Payment value; and (vi) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price is less than the fair market value of the underlying stock in such manner as would net the Executive the largest remaining spread value if the options were all exercised as of the Code Section 280G event.

11.    Clawback. All payments made pursuant to this Agreement are subject to “clawback” obligations pursuant to applicable law, rules, and regulations including Nasdaq (or other national securities exchange, if applicable) listing rules.

12.    Amendment of Existing Awards. All equity incentive awards granted to Executive as of the Effective Date are hereby modified to conform to the terms of this Agreement.

13.   Other Agreements. Executive agrees to adhere to the terms of separate agreements involving restrictive covenants (including non-competition and non-solicitation), confidentiality, intellectual property protection, or assignment of inventions agreements that were executed in connection with Executive’s employment with the Company, which agreements survive and remain in force in accordance with their terms. Executive understands that his receipt of benefits under this Agreement are conditioned on Executive’s compliance with such agreements.

14.    Indemnification and Advancement of Expenses. The Company shall maintain directors and officers liability coverage pursuant to which Executive shall be a covered insured. Executive shall receive indemnification and advancement of expenses in accordance with the Company’s Amended and Restated Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Amended and Restated Bylaws; provided that, Executive may, but shall not be obligated to, consent in writing to be instead subject to the indemnification and advancement of expenses in any amendment to the Company’s Amended and Restated Bylaws. In the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding (including those brought by or in the right of the Company), whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, director, employee or agent of or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, provided Executive acted within the scope of his employment. Such right shall be a contract right and shall include the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to the Company so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.

15.   Cooperation. After the termination of Executive’s employment, Executive agrees to cooperate and provide reasonable assistance, at the request of the Company, in the transitioning of Executive’s job duties and responsibilities, and to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company, including for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section.

16.   Controlling Provisions. The employment arrangement contemplated by this Agreement includes other related documents in addition to this Agreement, some of which are the Company’s standard documents not otherwise tailored to this Agreement. To the extent any provisions of these related agreements contradict the clear provisions and terms of this Employment Agreement, the provisions of this Agreement shall be controlling. In the event of any conflict between this Agreement and any Equity Plan or Award Agreement, the terms of this Agreement shall be controlling.

17.    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 7 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Executive receives for services rendered for the Company after the Termination Date.

18.    Company’s Successors. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

19.     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or by courier, or (b) five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, or (c) two business days after sending by either email or nationally recognized overnight delivery service, in each case addressed to the Company’s principal executive offices which as of the date of this Agreement is Mesa Laboratories, Inc.; 12100 West Sixth Avenue; Lakewood, Colorado, 80228; Attn: Legal Department, or legal@mesalabs.com, and if to the Executive at the last residential address or personal email address known by the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. In order for any notice or communication to be effective, a notice or communication by email must be sent on the same date as any notice not sent by email.

20.    Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing. Notwithstanding the foregoing, in the event that any term or condition of this Agreement is determined by proxy-reporting or advisory service or investment firm to constitute a problematic pay practice or to result in a negative say-on-pay recommendation of withhold recommendation on any member of the Company’s Compensation Committee, the Executive and the Company shall negotiate in good faith to amend this Agreement to the minimum extent necessary to remove the problematic pay practice and to avoid any negative say-on-pay recommendation or withhold recommendation. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

21.    Sole Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between Executive and the Company may supersede this Agreement unless it is in writing.

22.    Executive’s Successors. Executive may not assign or delegate to any third person Executive’s obligations under this Agreement. The rights and benefits of Executive under this Agreement are personal to Executive (or, in the event of Executive’s death or disability, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

23.     Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company’s general assets.

24.     Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

25.     Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

26.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

27.     Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

28.     Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Colorado (without regard to its conflict of laws provisions). This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

29.     Resolution of Disputes, Waiver of Jury Trial. Any dispute arising out of or relating to this Agreement or Executive’s employment with the Company or the termination or expiration thereof shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after 30 days, then the Parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state courts situated in Jefferson County, Colorado or in the United States District Court for the District of Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law. In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with Colorado: (a) the Executive is employed, provides services for or otherwise is affiliated with a legal entity headquartered in the state of Colorado; (b) the Executive may receive compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (c) the Executive regularly interacts with, contacts and is contacted by other Company employees in Colorado; (d) the Executive is located in, or either routinely travels to or attends business meetings in Colorado; and (e) the Executive receives substantial compensation and benefits as a result of the Company being a corporation headquartered in and subject to the laws of Colorado. Based on these and other contacts, the Executive acknowledges that he could reasonably be subject to the laws of Colorado. The parties shall be responsible for their own costs and expenses under this Section 29.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

30.      Counterparts and Electronic Signature. This Agreement may be executed by electronic signature and in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date set forth above.

Executive	Mesa Laboratories, Inc.

/s/ Greg DiNoia	By:	/s/ Gary M. Owens
Name: Greg DiNoia		Name: Gary Owens
Title: Chief Executive Officer

APPENDIX I

Legal Release

This Legal Release (“Release”) is between Mesa Laboratories, Inc. (the “Company”) and __________ (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

A. Executive and the Company are parties to an Executive Employment Agreement to which this Release is appended as Appendix I (the “Agreement”).

B. Executive wishes to receive the compensation, benefits, awards and other payments described in the Agreement.

C. Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Termination Date of [                      ].

Agreement

The Parties agree as follows:

1. On the condition that Executive signs and does not rescind this Agreement as set forth below, the Company shall pay or provide to Executive the payments and benefits, as, when and on the terms and conditions specified in the Agreement.

2.  Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present, past, and future parents, affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any releaser due to any releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the date that Executive signs this Agreement, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body, and the failure of the Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; provided however, that notwithstanding the foregoing or anything else contained in this Release the release set forth in this Section shall not extend to: (i) any rights arising under this Release (including the rights to payments and benefits under the Agreement that have not yet been paid or provided as of the Termination Date); (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, agreement (including this Agreement) or under any insurance contract, in connection with Executive’s acts and omissions within the course and scope of Executive’s employment with the Company; or (iv) any rights or remedies that cannot by law be waived by private agreement. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Termination Date. Executive has specifically consulted with counsel, or had an opportunity to consult with counsel, with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Release Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Release.

3. In order to provide a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, covered herein that Executive may have and not now know or suspect to exist in Executive’s favor against any Executive Releasee and that this Release extinguishes such claims. Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released. The parties agree that nothing contained herein, and no action taken by any party hereto with regard to this Release, shall be construed as an admission by any party of liability or of any fact that might give rise to liability for any purpose whatsoever. Executive represents and warrants that Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against any Executive Releasee arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law. Notwithstanding any other provision of this Section, however, nothing in this Section is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Release.

4.  Executive agrees and acknowledges that Executive: (i) understands the language used in this Release and the Release’s legal effect; (ii) is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.; (iii) will receive compensation under this Release to which Executive would not have been entitled without signing this Release; (iv) has been advised by the Company to consult with an attorney and has had an opportunity to consult with an attorney before signing this Release; and (v) will be given up to twenty one (21) calendar days [or forty-five (45) calendar days in the event Executive’s separation is in connection with an exit incentive program or other employment termination program] to consider whether to sign this Release. For a period of seven (7) days after Executive signs this Release, Executive may, in Executive’s sole discretion, rescind this Release by delivering a written notice of rescission to the Company’s Legal Department (legal@mesalabs.com). If Executive rescinds this Release within seven (7) calendar days after Executive signs the Release, or if Executive does not sign this Release within the twenty-one (21) day [forty-five (45)] consideration period, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Release. If Executive does not rescind this Release within seven (7) calendar days after the day Executive signs this Release, this Release shall become final and binding and shall be irrevocable.

5. Executive acknowledges that Executive has received all compensation, leave (paid or unpaid), bonuses, stock, shares, membership units, stock options, equity, or other benefits of employment to which Executive is entitled for Executive’s work up to Executive’s last day of employment with the Company, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the payments and benefits, to the extent not already paid, described in the Agreement. Executive acknowledges and agrees that this Release does not alter any promises of Executive made prior to or during Executive’s employment concerning intellectual property, confidentiality, return of Company property and information, non-solicitation, non-competition, or cooperation. These promises survive and remain in force in accordance with their terms and Executive’s receipt of benefits under the Agreement are conditioned on Executive’s compliance with any restrictive covenant (including non-competition and non-solicitation), confidentiality, intellectual property protection, or assignment of inventions agreements between the parties. Executive agrees that, unless the Company consents in writing, Executive will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its affiliates or subsidiaries. Executive warrants that no such applications are pending at the time this Release is executed.

6. Executive agrees that the only thing of value that Executive will receive by signing this Release is the payments and benefits described in the Agreement.

7. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims, provided, however, this Agreement does not limit Executive’s right to receive a reward for information provided to any Government Agencies.

8. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS RELEASE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9. If any provision of this Release is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company. The Company may assign its rights under this Release. No other assignment is permitted except by written permission of the parties. This Release may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

NOTE: DO NOT SIGN THIS LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

IN WITNESS WHEREOF, the parties have executed this Release on the dates set forth below.

Mesa Laboratories, Inc.

By:		Date:
Name:
Title:

Executive

Date:
Name: